Exhibit 99.1

FOR IMMEDIATE RELEASE

Blue Foundry Bancorp Reports First Quarter 2024 Results

RUTHERFORD, NJ, April 24, 2024 — Blue Foundry Bancorp (NASDAQ:BLFY) (the “Company”), the holding company for Blue Foundry Bank (the “Bank”), today reported a net loss of $2.8 million, or $0.13 per diluted common share, for the three months ended March 31, 2024, compared to net loss of $2.9 million, or $0.13 per diluted common share, for the three months ended December 31, 2023, and a net loss of $1.2 million, or $0.05 per diluted common share, for the three months ended March 31, 2023.
James D. Nesci, President and Chief Executive Officer, commented, “The first quarter was highlighted by significant deposit growth generated through the efforts of our staff. This growth was a catalyst for the margin expansion realized during the quarter. Our asset quality remains strong and our exposure to the more concerning lending markets is minimal.”
Mr. Nesci continued, “As we are committed to being good stewards of capital, we were pleased to announce our fourth repurchase program in the first quarter. During the quarter, we repurchased more than 532 thousand shares and increased our tangible book value per share to $14.60.”
Highlights for the first quarter of 2024:
•Release of provision for credit losses of $535 thousand due to the impact of the change in forecast on the loan portfolio, coupled with a decline in portfolio balances and unused lines of credit
•Deposits increased $46.3 million, or 3.7% compared to the prior quarter.
•Uninsured deposits to third-party customers totaled approximately 10% of total deposits as of March 31, 2024.
•Interest income for the quarter was $20.8 million, an increase of $507 thousand, or 2.5%, compared to the prior quarter.
•Interest expense for the quarter was $11.4 million, an increase of $286 thousand, or 2.6%, compared to the prior quarter.
•Net interest margin increased eight basis points from the prior quarter to 1.92%.
•Book value per share was $14.61 and tangible book value per share was $14.60. See the “Supplemental Information - Non-GAAP Financial Measures” tables below for additional information regarding our non-GAAP measures.
•532,052 shares were repurchased under our share repurchase plans at a weighted average share price of $9.49 per share.
Lending Franchise
The Company continues to focus on diversifying its lending portfolio by growing its commercial portfolios. During the first three months of 2024, total loans decreased by $6.6 million. The commercial real estate, construction and commercial and industrial portfolios increased by $11.7 million, $2.6 million and $1.6 million, respectively, while the multifamily and residential portfolios decreased by $11.6 million and $10.5 million, respectively.

The details of the loan portfolio are below:

	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023
	(In thousands)
Residential	$540,427	$550,929	$567,384	$580,396	$592,809
Multifamily	671,011	682,564	689,966	696,956	695,207
Commercial real estate	244,207	232,505	236,325	237,247	239,844
Construction	63,052	60,414	45,064	36,032	28,141
Junior liens	22,052	22,503	22,297	21,338	19,644
Commercial and industrial	13,372	11,768	9,904	9,743	10,357
Consumer and other	56	47	50	33	58
Total loans	1,554,177	1,560,730	1,570,990	1,581,745	1,586,060
Less: Allowance for credit losses	13,749	14,154	13,872	14,413	14,153
Loans receivable, net	$1,540,428	$1,546,576	$1,557,118	$1,567,332	$1,571,907
Retail Banking Franchise
As of March 31, 2024, deposits totaled $1.29 billion, an increase of $46.3 million, or 3.72%, from December 31, 2023, mostly due to the increase of $45.7 million in time deposits. The Company’s strategy is to focus on attracting the full banking relationship of small- to medium-sized businesses through an extensive suite of deposit products. While there is strong competition for deposits in the northern New Jersey market, we were able to increase retail deposits during the quarter. Brokered deposits were flat for the quarter.
The details of deposits are below:

	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023
	(In thousands)
Non-interest bearing deposits	$25,342	$27,739	$23,787	$26,067	$32,518
NOW and demand accounts	373,172	361,139	378,268	404,407	427,281
Savings	250,298	259,402	278,665	315,713	361,871
Core deposits	648,812	648,280	680,720	746,187	821,670
Time deposits	642,372	596,624	572,384	521,074	422,911
Total deposits	$1,291,184	$1,244,904	$1,253,104	$1,267,261	$1,244,581
Financial Performance Overview:
First quarter of 2024 compared to the fourth quarter of 2023
Net interest income compared to the fourth quarter of 2023:
•Net interest income was $9.4 million in the three months ended March 31, 2024 compared to $9.2 million in the fourth quarter of 2023 as an increase in interest received on interest-earning assets outpaced the increase in interest paid on interest-bearing liabilities.
•Net interest margin increased by 8 basis points to 1.92%.
•Yield on average interest-earning assets increased 19 basis points to 4.25%, while the cost of average interest-bearing liabilities increased 13 basis points to 2.86%.
•Average loans decreased by $9.3 million and average interest-bearing liabilities decreased by $7.6 million.
Non-interest expense compared to the fourth quarter of 2023:
•Non-interest expense increased $699 thousand primarily driven by an increase of $662 thousand in compensation and benefits expenses due to merit increases, as well as variable compensation plans being reset, and an increase in professional fees of $99 thousand, partially offset by a decrease in data processing expense of $123 thousand.

Income tax expense compared to the fourth quarter of 2023:
•The Company did not record a tax benefit for the loss incurred during the first quarter of 2024 and the fourth quarter of 2023 due to the full valuation allowance required on its deferred tax assets.
•The Company’s current tax position reflects the previously established full valuation allowance on its deferred tax assets. At March 31, 2024, the valuation allowance on deferred tax assets was $23.5 million.
First quarter of 2024 compared to the first quarter of 2023
Net interest income compared to the first quarter of 2023:
•Net interest income was $9.4 million for the three months ended March 31, 2024 compared to $11.9 million for the same period in 2023. The decrease is largely due to increases in rates paid on interest-bearing liabilities.
•Net interest margin decreased by 50 basis points to 1.92%.
•Yield on average interest-earning assets increased 43 basis points to 4.25%, while the cost of average interest-bearing liabilities increased 109 basis points to 2.86%.
•Average loans increased by $2.4 million and average interest-bearing liabilities increased by $28.1 million.
Non-interest expense compared to the first quarter of 2023:
•Non-interest expense was $13.2 million, a decrease of $415 thousand driven by a decrease of $298 thousand in compensation and benefits expenses, a decrease of $250 thousand in professional services and a decrease of $214 thousand in data processing partially offset by an increase of $210 thousand and $94 thousand in occupancy and equipment and FDIC premiums, respectively.
Income tax expense compared to the first quarter of 2023:
•The Company did not record a tax benefit for the loss incurred during the first quarters of 2024 and 2023 due to the full valuation allowance required on its deferred tax assets.
•The Company’s current tax position reflects the previously established full valuation allowance on its deferred tax assets. At March 31, 2024, the valuation allowance on deferred tax assets was $23.5 million.
Balance Sheet Summary:
March 31, 2024 compared to December 31, 2023
Cash and cash equivalents:
•Cash and cash equivalents increased $7.7 million to $53.8 million.
Securities available-for-sale:
•Securities available-for-sale decreased $18.6 million to $265.2 million due to maturities and paydowns.
•Unrealized losses increased $1.1 million to $31.8 million.
Other investments:
•Other investments decreased $2.4 million due to a decrease in FHLB stock as a result of a reduction in FHLB borrowings.
Total loans:
•Total loans held for investment decreased $6.6 million to $1.55 billion.
•Commercial real estate loans increased $11.7 million, construction loans increased $2.6 million and commercial and industrial loans increased $1.6 million offset by a reduction of $11.6 million in multifamily loans and $10.5 million in residential loans in line with our strategy to further diversify our loan portfolio.

Deposits:
•Deposits totaled $1.29 billion, an increase of $46.3 million from December 31, 2023. This was largely the result of a $45.7 million increase in certificate of deposits.
•Core deposits (defined as non-interest bearing checking, NOW and demand accounts and savings accounts) represented 50.3% of total deposits, compared to 52.1% at December 31, 2023 and 66.0% at March 31, 2023.
•Brokered deposits totaled $125.0 million at March 31, 2024 and December 31, 2023.
•Uninsured and uncollateralized deposits to third party customers were $133.4 million, or 10% of total deposits, at the end of the first quarter.
Borrowings:
•FHLB borrowings decreased $55.0 million to $342.5 million as deposit growth outpaced asset growth.
•As of March 31, 2024, the Company had $379.7 million of additional borrowing capacity at the FHLB and $33.2 million of other unsecured lines of credit.
Capital:
•Shareholders’ equity decreased by $5.5 million to $350.2 million. The decrease was primarily driven by the repurchase of shares, including net shares, at a cost of $5.3 million.
•Tangible equity to tangible assets was 17.25% and tangible common equity per share outstanding was $14.60. See the “Supplemental Information - Non-GAAP Financial Measures” tables below for additional information regarding our non-GAAP measures.
•The Bank’s capital ratios remain above the FDIC’s “well capitalized” standards.
Asset quality:
•As of March 31, 2024, the allowance for credit losses (“ACL”) on loans as a percentage of gross loans was 0.88%.
•The Company recorded a net release of provision for credit losses of $535 thousand for the quarter ended March 31, 2024, driven by decreases in all categories. There was a release of $396 thousand in the ACL for loans, $121 thousand in the ACL for off-balance-sheet commitments and $18 thousand in the ACL for held-to-maturity securities. The release was driven by improvements in the economic forecast for the key drivers of our model.
•Non-performing loans totaled $6.7 million, or 0.43% of total loans compared to $5.9 million, or 0.38% of total loans at December 31, 2023, and $7.5 million, or 0.47% of total loans at March 31, 2023.
•Net charge-offs were $9 thousand for the quarter ended March 31, 2024.
•Ratio of non-performing loans to allowance for credit losses on loans was 205.48% at March 31, 2024 compared to 239.98% at December 31, 2023 and 189.18% at March 31, 2023.
About Blue Foundry
Blue Foundry Bancorp is the holding company for Blue Foundry Bank, a place where things are made, purpose is formed, and ideas are crafted. Headquartered in Rutherford NJ, with a presence in Bergen, Essex, Hudson, Middlesex, Morris, Passaic, Somerset and Union counties, Blue Foundry Bank is a full-service, innovative bank serving the doers, movers, and shakers in our communities. We offer individuals and businesses alike the tailored products and services they need to build their futures. With a rich history dating back more than 145 years, Blue Foundry Bank has a longstanding commitment to its customers and communities. To learn more about Blue Foundry Bank visit BlueFoundryBank.com or call (888) 931-BLUE. Member FDIC.

Conference Call Information
A conference call covering Blue Foundry’s first quarter 2024 earnings announcement will be held today, Wednesday, April 24, 2024 at 11:00 a.m. (EDT). To listen to the live call, please dial 1-833-470-1428 (toll free) or +1-404-975-4839 (international) and use access code 580671. The webcast (audio only) will be available on ir.bluefoundrybank.com. The conference call will be recorded and will be available on the Company’s website for one month.
Contact:
James D. Nesci
President and Chief Executive Officer
BlueFoundryBank.com
jnesci@bluefoundrybank.com
201-972-8900

Forward Looking Statements
Certain statements contained herein are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and are intended to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements, which are based on certain current assumptions and describe our future plans, strategies and expectations, can generally be identified by the use of the words “may,” “will,” “should,” “could,” “would,” “plan,” “potential,” “estimate,” “project,” “believe,” “intend,” “anticipate,” “expect,” “target” and similar expressions.
Forward-looking statements are based on current beliefs and expectations of management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: inflation and changes in the interest rate environment that reduce our margins and yields, the fair value of financial instruments or our level of loan originations, or increase in the level of defaults, losses and prepayments on loans we have made and make; general economic conditions, either nationally or in our market areas, that are worse than expected; changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for credit losses; our ability to access cost-effective funding; fluctuations in real estate values and both residential and commercial real estate market conditions; demand for loans and deposits in our market area; our ability to implement and change our business strategies; competition among depository and other financial institutions; the effects of the recent turmoil in the banking industry; adverse changes in the securities or secondary mortgage markets; changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees, capital requirements and insurance premiums; changes in monetary or fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board; changes in the quality or composition of our loan or investment portfolios; technological changes that may be more difficult or expensive than expected; a failure or breach of our operational or security systems or infrastructure, including cyber-attacks; the inability of third party providers to perform as expected; our ability to manage market risk, credit risk and operational risk in the current economic environment; our ability to enter new markets successfully and capitalize on growth opportunities; our ability to successfully integrate into our operations any assets, liabilities, customers, systems and management personnel we may acquire and our ability to realize related revenue synergies and cost savings within expected time frames and any goodwill charges related there to; changes in consumer spending, borrowing and savings habits; changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board, the Securities and Exchange Commission or the Public Company Accounting Oversight Board; our ability to retain key employees; the current or anticipated impact of military conflict, terrorism or other geopolitical events; the ability of the U.S. Government to manage federal debt limits; and changes in the financial condition, results of operations or future prospects of issuers of securities that we own.
Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements. Except as required by applicable law or regulation, we do not undertake, and we specifically disclaim any obligation, to release publicly the results of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of the statements or to reflect the occurrence of anticipated or unanticipated events.

BLUE FOUNDRY BANCORP AND SUBSIDIARY
Consolidated Statements of Financial Condition

	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023
	(unaudited)	(audited)	(unaudited)	(unaudited)	(unaudited)
	(Dollars in Thousands)
ASSETS
Cash and cash equivalents	$53,753	$46,025	$52,407	$45,759	$57,621
Securities available-for-sale, at fair value	265,191	283,766	283,649	300,923	309,083
Securities held to maturity	33,217	33,254	33,298	33,445	33,472
Other investments	17,908	20,346	20,515	20,420	21,070
Loans held-for-sale	—	—	2,435	2,497	2,552
Loans, net	1,540,428	1,546,576	1,557,118	1,567,332	1,571,907
Real estate owned, net	593	593	593	—	—
Interest and dividends receivable	8,001	7,595	7,787	7,285	7,375
Premises and equipment, net	31,696	32,475	32,031	31,519	30,839
Right-of-use assets	24,454	25,172	25,885	26,594	26,320
Bank owned life insurance	22,153	22,034	21,919	21,802	21,688
Other assets	30,393	27,127	22,939	22,938	19,128
Total assets	$2,027,787	$2,044,963	$2,060,576	$2,080,514	$2,101,055

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Deposits	$1,291,184	$1,244,904	$1,253,104	$1,267,261	$1,244,581
Advances from the Federal Home Loan Bank	342,500	397,500	402,500	399,500	422,500
Advances by borrowers for taxes and insurance	9,368	8,929	9,615	9,862	9,695
Lease liabilities	26,081	26,777	27,466	28,130	27,799
Other liabilities	8,498	11,213	8,742	9,227	10,787
Total liabilities	1,677,631	1,689,323	1,701,427	1,713,980	1,715,362

Shareholders’ equity	350,156	355,640	359,149	366,534	385,693
Total liabilities and shareholders’ equity	$2,027,787	$2,044,963	$2,060,576	$2,080,514	$2,101,055

BLUE FOUNDRY BANCORP AND SUBSIDIARY
Consolidated Statements of Operations
(Dollars in Thousands Except Per Share Data) (Unaudited)

	Three months ended
	March 31, 2024	December 31, 2023	March 31, 2023
	(Dollars in thousands)
Interest income:
Loans	$17,192	$16,907	$15,569
Taxable investment income	3,614	3,327	3,152
Non-taxable investment income	36	101	111
Total interest income	20,842	20,335	18,832
Interest expense:
Deposits	8,413	7,755	4,154
Borrowed funds	3,012	3,384	2,737
Total interest expense	11,425	11,139	6,891
Net interest income	9,417	9,196	11,941
(Release of) provision for credit losses	(535)	156	(23)
Net interest income after (release of) provision for credit losses	9,952	9,040	11,964
Non-interest income:
Fees and service charges	329	331	262
Gain on securities, net	—	20	—
Gain on sale of loans	36	72	135
Other income	86	149	87
Total non-interest income	451	572	484
Non-interest expense:
Compensation and employee benefits	7,549	6,887	7,847
Occupancy and equipment	2,192	2,140	1,982
Data processing	1,387	1,510	1,601
Advertising	72	120	72
Professional services	730	631	980
Federal deposit insurance	199	200	105
Other	1,113	1,055	1,070
Total non-interest expense	13,242	12,543	13,657
(Loss) income before income tax expense	(2,839)	(2,931)	(1,209)
Income tax expense	—	—	—
Net (loss) income	$(2,839)	$(2,931)	$(1,209)
Basic loss per share	$(0.13)	$(0.13)	$(0.05)
Diluted loss per share	$(0.13)	$(0.13)	$(0.05)
Weighted average shares outstanding-basic	22,095,260	22,845,252	25,374,653
Weighted average shares outstanding-diluted (1)	22,095,260	22,845,252	25,374,653
(1) The assumed vesting of outstanding restricted stock units had an antidilutive effect on diluted earnings per share due to the Company’s net loss for the 2024 and 2023 periods.

BLUE FOUNDRY BANCORP AND SUBSIDIARY
Consolidated Financial Highlights
(Dollars in Thousands Except Per Share Data) (Unaudited)

	Three months ended
	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023
	(Dollars in thousands)
Performance Ratios (%):
Return on average assets	(0.56)	(0.57)	(0.27)	(0.35)	(0.24)
Return on average equity	(3.23)	(3.25)	(1.55)	(1.95)	(1.25)
Interest rate spread (1)	1.40	1.33	1.48	1.75	2.05
Net interest margin (2)	1.92	1.84	1.94	2.17	2.42
Efficiency ratio (3) (4)	134.19	128.41	120.98	114.90	109.92
Average interest-earning assets to average interest-bearing liabilities	122.50	122.93	123.05	130.77	126.39
Tangible equity to tangible assets (4)	17.25	17.37	17.07	17.59	18.33
Book value per share (5)	$14.61	$14.51	$14.27	$14.38	$14.08
Tangible book value per share (4)(5)	$14.60	$14.49	$14.24	$14.35	$14.06

Asset Quality:
Non-performing loans	$6,691	$5,898	$6,139	$7,736	$7,481
Real estate owned, net	593	593	593	—	—
Non-performing assets	$7,284	$6,491	$6,732	$7,736	$7,481
Allowance for credit losses to total loans (%)	0.88	0.91	0.88	0.91	0.89
Allowance for credit losses to non-performing loans (%)	205.48	239.98	225.97	186.31	189.18
Non-performing loans to total loans (%)	0.43	0.38	0.39	0.49	0.47
Non-performing assets to total assets (%)	0.36	0.32	0.33	0.37	0.36
Net charge-offs to average outstanding loans during the period (%)	—	—	0.01	—	—

(1) Interest rate spread represents the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities.
(2) Net interest margin represents net interest income divided by average interest-earning assets.
(3) Efficiency ratio represents adjusted non-interest expense divided by the sum of net interest income plus non-interest income.
(4) See the “Supplemental Information - Non-GAAP Financial Measures” tables below for additional information regarding our non-GAAP measures.
(5) March 31, 2024 per share metrics computed using 23,958,888 total shares outstanding.

BLUE FOUNDRY BANCORP AND SUBSIDIARY
Analysis of Net Interest Income
(Dollars in Thousands) (Unaudited)

	Three Months Ended,
	March 31, 2024			December 31, 2023			March 31, 2023
	Average Balance	Interest	Average Yield/Cost	Average Balance	Interest	Average Yield/Cost	Average Balance	Interest	Average Yield/Cost
	(Dollars in thousands)
Assets:
Loans (1)	$1,555,534	$17,192	4.45%	$1,564,800	$16,907	4.29%	$1,553,118	$15,569	4.07%
Mortgage-backed securities	160,349	876	2.20%	165,471	904	2.17%	179,604	982	2.22%
Other investment securities	183,717	1,652	3.62%	190,507	1,486	3.09%	199,069	1,512	3.08%
FHLB stock	20,123	492	9.83%	20,970	477	9.02%	20,141	308	6.20%
Cash and cash equivalents	51,561	630	4.92%	45,895	561	4.85%	46,530	461	4.02%
Total interest-earning assets	1,971,284	20,842	4.25%	1,987,643	20,335	4.06%	1,998,462	18,832	3.82%
Non-interest earning assets	59,357			54,918			55,942
Total assets	$2,030,641			$2,042,561			$2,054,404
Liabilities and shareholders' equity:
NOW, savings, and money market deposits	$616,169	1,937	1.26%	$634,257	1,989	1.24%	$805,392	2,010	1.01%
Time deposits	619,220	6,476	4.21%	584,977	5,766	3.91%	416,238	2,144	2.09%
Interest-bearing deposits	1,235,389	8,413	2.74%	1,219,234	7,755	2.52%	1,221,630	4,154	1.38%
FHLB advances	373,874	3,012	3.24%	397,643	3,384	3.38%	359,511	2,737	3.09%
Total interest-bearing liabilities	1,609,263	11,425	2.86%	1,616,877	11,139	2.73%	1,581,141	6,891	1.77%
Non-interest bearing deposits	26,491			26,629			34,879
Non-interest bearing other	41,569			41,780			44,850
Total liabilities	1,677,323			1,685,286			1,660,870
Total shareholders' equity	353,318			357,275			393,534
Total liabilities and shareholders' equity	$2,030,641			$2,042,561			$2,054,404
Net interest income		$9,417			$9,196			$11,941
Net interest rate spread (2)			1.39%			1.33%			2.05%
Net interest margin (3)			1.92%			1.84%			2.42%
(1) Average loan balances are net of deferred loan fees and costs, and premiums and discounts, and include non-accrual loans.
(2) Net interest rate spread represents the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities.
(3) Net interest margin represents net interest income divided by average interest-earning assets.

BLUE FOUNDRY BANCORP AND SUBSIDIARY
Supplemental Information - Non-GAAP Financial Measures
(Unaudited)
This press release contains certain supplemental financial information, described in the table below, which has been determined by methods other than U.S. Generally Accepted Accounting Principles ("GAAP") that management uses in its analysis of Blue Foundry's performance. Management believes these non-GAAP financial measures provide information useful to investors in understanding Blue Foundry's financial results. These non-GAAP measures should not be considered a substitute for GAAP basis measures and results and Blue Foundry strongly encourages investors to review its consolidated financial statements in their entirety and not to rely on any single financial measure. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies' non-GAAP financial measures having the same or similar names.
Net income, as presented in the Consolidated Statements of Operations, includes the provision for credit losses and income tax expense, while pre-provision net revenue does not.

	Three months ended
	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023
	(Dollars in thousands, except per share data)
Pre-provision net revenue and efficiency ratio:
Net interest income	$9,417	$9,196	$9,876	$10,906	$11,941
Other income	451	572	369	380	484
Total revenue	9,868	9,768	10,245	11,286	12,425
Operating expenses	13,242	12,543	12,394	12,968	13,657
Pre-provision net loss	$(3,374)	$(2,775)	$(2,149)	$(1,682)	$(1,232)
Efficiency ratio	134.2%	128.4%	121.0%	114.9%	109.9%

Core deposits:
Total deposits	$1,291,184	$1,244,904	$1,253,104	$1,267,261	$1,244,581
Less: time deposits	642,372	596,624	572,384	521,074	422,911
Core deposits	$648,812	$648,280	$680,720	$746,187	$821,670
Core deposits to total deposits	50.3%	52.1%	54.3%	58.9%	66.0%

Total assets	$2,027,787	$2,044,963	$2,101,055	$2,080,514	$2,101,055
Less: intangible assets	473	557	644	730	781
Tangible assets	$2,027,314	$2,044,406	$2,100,411	$2,079,784	$2,100,274

Tangible equity:
Shareholders’ equity	$350,156	$355,640	$359,149	$366,534	$385,693
Less: intangible assets	473	557	644	730	781
Tangible equity	$349,683	$355,083	$358,505	$365,804	$384,912

Tangible equity to tangible assets	17.25%	17.37%	17.07%	17.59%	18.33%

Tangible book value per share:
Tangible equity	$349,683	$355,083	$358,505	$365,804	$384,912
Shares outstanding	23,958,888	24,509,950	25,174,412	25,493,422	27,385,482
Tangible book value per share	$14.60	$14.49	$14.24	$14.35	14.06